Exhibit 99.1

CytomX Therapeutics Announces Second Quarter 2021 Financial Results and Provides Business Update

SOUTH SAN FRANCISCO, Calif., August 5, 2021 – CytomX Therapeutics, Inc. (Nasdaq: CTMX), a clinical-stage oncology-focused biopharmaceutical company pioneering a novel class of investigational conditionally activated therapeutics based on its Probody® technology platform, today reported second quarter 2021 financial results and provided a business update.

“In the second quarter of 2021, we continued to advance our broad pipeline of Probody therapeutics across multiple modalities and cancer types. Our Phase 2 studies, evaluating our two lead conditionally activated antibody-drug conjugates, praluzatamab ravtansine (CX-2009), targeting CD166, and CX-2029, targeting CD71, are ongoing,” said Sean McCarthy, D.Phil., president, chief executive officer and chairman of CytomX Therapeutics. “The breadth of our progress and depth of our science have been highlighted by five clinical and scientific publications in peer-reviewed journals in 2021 to date, including a landmark preclinical publication demonstrating the power of Probody technology to increase the therapeutic window of an immune agonist,” added Dr. McCarthy.

Business Highlights and Recent Developments

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Patient enrollment is ongoing in the Phase 2 study of praluzatamab ravtansine (CX-2009), our wholly-owned CD166-directed conditionally activated antibody-drug conjugate (ADC), being evaluated as a monotherapy in patients with human epidermal growth factor receptor 2-non-amplified breast cancer and in combination with pacmilimab (CX-072), in patients with triple-negative breast cancer. Due primarily to impacts from the COVID-19 pandemic, including slower clinical site activation and patient enrollment, CytomX now anticipates initial data from this study in 2022.
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In collaboration with AbbVie, the multi-cohort Phase 2 study of CX-2029, the CD71-directed conditionally activated ADC, continues to enroll patients into the expansion cohorts evaluating the following indications: squamous non-small cell lung cancer, head and neck squamous cell carcinoma, esophageal and gastro-esophageal junction cancers, and diffuse large B-cell lymphoma. Initial data from this study is anticipated in the fourth quarter of 2021.
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Our collaboration partner, Bristol Myers Squibb, continues to study the combination of BMS-986249, a Probody version of ipilimumab, and nivolumab, the anti-PD-1 antibody, in four cancer types: metastatic melanoma, advanced hepatocellular carcinoma, metastatic castration-resistant prostate cancer, and advanced triple-negative breast cancer. Bristol Myers Squibb is also evaluating BMS-986288, a Probody version of non-fucosylated ipilimumab, as monotherapy or in combination with nivolumab, in a Phase 1 study.
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CytomX submitted a pre-investigational new drug application (IND) meeting request to the U.S. Food and Drug Administration (FDA) for CX-904 in collaboration with Amgen and expects a written response from the FDA in the third quarter of 2021. CytomX will continue to discuss the program with Amgen and is working toward the filing of an IND in late 2021.
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Ongoing research and pre-clinical development activities continue, towards the generation of conditionally activated cytokine therapeutics for the treatment of cancer, including interferon alpha-2b.

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Five peer-reviewed manuscripts have been published highlighting progress across the CytomX pipeline and platform:
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Pacmilimab (CX-072):
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First-in-human biodistribution study using positron emission tomography imaging in Clinical Cancer Research. This is the first human clinical imaging report of a Probody therapeutic and further supports mechanistic aspects of platform performance including target engagement in the tumor and reduced target engagement in normal tissues. This article can be accessed using this link.
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First-in-human monotherapy study in patients with advanced solid tumors in the Journal for ImmunoTherapy of Cancer. In this study, pacmilimab demonstrated single-agent activity in advanced solid tumors, including metastatic triple-negative breast cancer. This article can be downloaded using this link.
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First-in-human study in combination with ipilimumab, the anti-cytotoxic T lymphocyte-associated antigen-4 antibody, in advanced solid tumors, also in the Journal for ImmunoTherapy of Cancer. The combination of pacmilimab and ipilimumab illustrates the potential for pacmilimab as a preferred checkpoint inhibitor for combination therapies. This article can be downloaded using this link.
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CX-2029
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First-in-human data in patients with advanced solid tumors in the peer-reviewed journal Clinical Cancer Research, demonstrating, for the first time, that CD71 can be a therapeutic cancer target for a masked drug-conjugated antibody . This article can be downloaded using this link.
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Preclinical:
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Preclinical studies of a novel Probody immuno-oncology agent targeting CD137 in Proceedings of the National Academy of Sciences. This is the first published application of the CytomX platform to agonist antibodies in immuno-oncology. This article can be accessed using this link.

Second Quarter 2021 Financial Results

Cash, cash equivalents and short- and long-term investments totaled $366 million as of June 30, 2021, compared to $316 million as of December 31, 2020.

Revenue was $16 million for the three months ended June 30, 2021, relatively flat when compared to the corresponding period in 2020.

Research and development expenses increased $2 million during the three months ended June 30, 2021 to $26 million compared to the corresponding period in 2020. The increase was driven mainly by timing of manufacturing and tissue sampling activities.

General and administrative expenses were $9 million for the three months ended June 30, 2021, essentially flat compared to the second quarter of 2020.

Conference Call & Webcast Information

CytomX management will host a conference call today at 5:00 p.m. ET (2:00 p.m. PT). Interested parties may access the live webcast of the conference call from the Events and Presentations page of CytomX's website at www.cytomx.com or by dialing 1-877-809-6037 (U.S. and Canada) or 1-615-247-0221

(International) using the passcode 1488138. An archived replay of the webcast will be available on the Company’s website until August 12, 2021.

About CytomX Therapeutics

CytomX is a clinical-stage, oncology-focused biopharmaceutical company with a vision of transforming lives with safer, more effective therapies. We are developing a novel class of investigational conditionally activated therapeutics, based on our Probody® technology platform, for the treatment of cancer. CytomX has strategic drug discovery and development collaborations with AbbVie, Amgen, Astellas, and Bristol Myers Squibb.

Probody therapeutics are conditionally activated biologics designed to remain inactive until they are activated by proteases in the tumor microenvironment. As a result, Probody therapeutics are intended to bind selectively to tumors and decrease binding to healthy tissue, to minimize toxicity and potentially create safer, more effective therapies. As leaders in the field, our innovative technology is designed to turn previously undruggable targets into druggable targets and to enable more effective combination therapies. CytomX and its partners, comprised of leading biotechnology and pharmaceutical companies, have developed a robust pipeline of potential first-in-class therapeutic candidates against novel, difficult to drug targets and potential best-in-class immunotherapeutic candidates against clinically validated targets. The CytomX clinical-stage pipeline comprises five assets, four of which are in Phase 2 clinical studies. First-in-class product candidates against previously undruggable targets include a CD166-targeting conditionally activated antibody-drug conjugate wholly owned by CytomX (praluzatamab ravtansine, CX-2009) and a CD71-targeting conditionally activated antibody-drug conjugate partnered with AbbVie (CX-2029). CD166 and CD71 are among cancer targets that are considered to be inaccessible to conventional antibody-drug conjugates due to their presence on many healthy tissues. The CytomX clinical-stage pipeline also includes cancer immunotherapeutic candidates against validated targets such as the CTLA-4-targeting Probodies, BMS-986249 and BMS-986288, partnered with Bristol Myers Squibb, and our wholly-owned conditionally activated anti-PD-L1 antibody, pacmilimab (CX-072). For additional information about CytomX Therapeutics, visit www.cytomx.com and follow us on LinkedIn and Twitter.

CytomX Therapeutics Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements. Accordingly, you should not rely on any of these forward-looking statements, including those relating to the potential benefits, safety and efficacy or progress of CytomX’s or any of its collaborative partners’ product candidates, including praluzatamab ravtansine (CX-2009), CX-2029, BMS-986249, BMS-986288, and pacmilimab (CX-072), the potential benefits or applications of CytomX’s Probody platform technology, CytomX’s ability to develop and advance product candidates into and successfully complete clinical trials, including the ongoing and planned clinical trials of praluzatamab ravtansine, CX-2029, BMS-986249, BMS-986288, and pacmilimab, and the timing of the commencement of clinical trials, initial data and other development milestones. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the unproven nature of CytomX’s novel Probody Platform technology; CytomX’s clinical trial product candidates are in the initial stages of clinical development and its other product candidates are currently in preclinical development, and the process by which preclinical and clinical development could potentially lead to an approved product is long and subject to significant risks and uncertainties, including the risk that the COVID-19 worldwide pandemic may continue to negatively impact the business, research and clinical operations of CytomX or its partners, including the development of preclinical drug candidates due to delays in and disruption of research activities and the development of clinical drug candidates due to delays in or disruption of clinical trials, including impacts on the enrollment of patients in clinical trials or other clinical trial disruptions; the possibility that the results of early clinical trials may not be predictive of future results; the possibility that CytomX’s clinical trials will not be successful; the possibility that current preclinical research may not result in additional product candidates; CytomX’s dependence on the success of praluzatamab ravtansine, CX-2029, BMS-986249, BMS-986288, and pacmilimab; CytomX’s reliance on third parties for the manufacture of the Company’s product candidates; and possible regulatory developments in the United States and foreign countries. Additional applicable risks and uncertainties include those relating to our preclinical research and development, clinical development, and other risks identified under the heading "Risk Factors" included in CytomX’s Quarterly Report on Form 10-Q filed with the SEC on August 5, 2021. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

Probody is a U.S. registered trademark of CytomX Therapeutics, Inc.

Investor Contact:

Chau Cheng, PhD MBA

VP, Investor Relations & Corp. Communications

ccheng@cytomx.com

Direct: (650) 273-4999

Media Contact:

Bret Coons

Director, Corporate Communications

bcoons@cytomx.com

Direct: (650) 528 2929

CYTOMX THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues	$16,288	$16,608	$32,259	$66,201
Operating expenses:
Research and development	26,100	24,066	48,472	66,880
General and administrative	9,393	8,680	18,619	18,252
Total operating expenses	35,493	32,746	67,091	85,132
Loss from operations	(19,205)	(16,138)	(34,832)	(18,931)
Interest income	44	454	112	1,530
Other income (expense), net	(82)	5	(77)	16
Loss before income taxes	(19,243)	(15,679)	(34,797)	(17,385)
Benefit from income taxes	—	—	—	(13,911)
Net loss	$(19,243)	$(15,679)	$(34,797)	$(3,474)
Net loss per share, basic and diluted	$(0.30)	$(0.34)	$(0.55)	$(0.08)
Shares used to compute net loss per share, basic and diluted	65,055,998	46,057,063	63,023,349	45,890,510
Other comprehensive income (loss):
Unrealized gain (loss) on investments, net of tax	58	(320)	62	(41)
Comprehensive loss	$(19,185)	$(15,999)	$(34,735)	$(3,515)

CYTOMX THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and per share data)

	June 30,	December 31,
	2021	2020
	(Unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$256,146	$191,859
Short-term investments	10,031	124,260
Accounts receivable	931	798
Prepaid expenses and other current assets	3,897	7,096
Total current assets	271,005	324,013
Long-term investments	99,914	—
Property and equipment, net	6,699	6,950
Intangible assets, net	1,094	1,167
Goodwill	949	949
Restricted cash	917	917
Operating lease right-of-use asset	20,961	22,495
Other assets	901	2,172
Total assets	$402,440	$358,663
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,755	$2,996
Accrued liabilities	19,253	23,059
Deferred revenue, current portion	72,369	74,869
Total current liabilities	93,377	100,924
Deferred revenue, net of current portion	158,189	186,261
Operating lease liabilities - long term	19,921	21,675
Total liabilities	271,487	308,860
Commitments and contingencies
Stockholders' equity:
Convertible preferred stock, $0.00001 par value; 10,000,000 shares authorized and no shares issued and outstanding at June 30, 2021 and December 31, 2020.	—	—
Common stock, $0.00001 par value; 150,000,000 shares authorized and 65,157,003 and 48,251,819 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	1	1
Additional paid-in capital	615,849	499,964
Accumulated other comprehensive income (loss)	15	(47)
Accumulated deficit	(484,912)	(450,115)
Total stockholders' equity	130,953	49,803
Total liabilities and stockholders' equity	$402,440	$358,663

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(1) The condensed balance sheet as of December 31, 2020 was derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020.